Filed pursuant to Rule 424(b)(3)
File No. 333-153862

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

________________________________________________

Supplement dated January 7, 2010
to
Prospectus and Disclosure Document
dated March 25, 2009

________________________________________________

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus and Disclosure Document of the Grant Park Futures Fund Limited Partnership dated March 25, 2009, and should be read together therewith.

You should carefully consider the “Risk Factors” beginning on page 19 of the Prospectus before you decide to invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The Commodity Futures Trading Commission has not passed upon the merits of participating in this pool nor has the Commodity Futures Trading Commission passed on the adequacy or accuracy of this Disclosure Document supplement.

This supplement revises and replaces the address line at the bottom of page i of the Prospectus under the heading “Risk Disclosure Statement” in its entirety as follows:

Dearborn Capital Management, LLC
General Partner
626 West Jackson Boulevard, Suite 600
Chicago, IL 60661
(312) 756-4450

This supplement revises and replaces first sentence of the third paragraph on page ii of the Prospectus under the heading “Regulatory Notices” in its entirety as follows:

THE BOOKS AND RECORDS OF THE FUND WILL BE MAINTAINED AT ITS PRINCIPAL OFFICE, 626 WEST JACKSON BOULEVARD, SUITE 600, CHICAGO, IL 60661.

This supplement revises and replaces the third paragraph on page one of the Prospectus under the heading “Summary – Grant Park” in its entirety as follows:

Grant Park’s main office is located at 626 West Jackson Boulevard, Suite 600, Chicago, Illinois 60661, and its telephone number is (312) 756-4450.

This supplement revises and replaces the first sentence of the second paragraph on page eight of the Prospectus under the heading “Summary – The General Partner” in its entirety as follows:

The office of the general partner is located at 626 West Jackson Boulevard, Suite 600, Chicago, IL 60661; telephone number: (312) 756-4450; facsimile: (312) 756-4450; email: funds@dearborncapital.com.  The general partner’s website address is: www.Grantparkfunds.com.

This supplement revises and replaces the third paragraph on page 33 of the Prospectus under the heading “Grant Park” in its entirety as follows:

Grant Park’s main office is located at 626 West Jackson Boulevard, Suite 600, Chicago, Illinois 60661, and its telephone number is (312) 756-4450.

This supplement revises and replaces the first sentence of point three of the second paragraph on page B-2 under the heading “Appendix B - Grant Park Fund – Instructions to Subscription Agreement and Power of Attorney” in its entirety as follows:

3.  Grant Park Fund, c/o Dearborn Capital Management, 626 West Jackson Blvd., Suite 600, Chicago, IL 60661.

This supplement revises and replaces the address line at the top of page B-3 of the Prospectus under the heading “Subscription Agreement and Power of Attorney” in its entirety as follows:

GRANT PARK FUND
c/o Dearborn Capital Management, LLC
626 West Jackson Boulevard, Suite 600
Chicago, Illinois 60661

This supplement revises and replaces the address line at the bottom of page D-1 of the Prospectus under the heading “Appendix D – Grant Park Fund – Request for Redemption” in its entirety as follows:

Grant Park Fund
c/o Dearborn Capital Management, LLC
626 West Jackson Blvd, Suite 600
Chicago, IL 60661

SUMMARY

This supplement revises and replaces the second paragraph on page 2 of the Prospectus under the heading “Summary – Legacy 1 Class and Legacy 2 Class units” in its entirety as follows:

Each of Rabar Market Research, Inc., EMC Capital Management, Inc., Graham Capital Management, L.P., Eckhardt Trading Company, or ETC, Winton Capital Management Limited, Welton Investment Corporation, Global Advisors Jersey Limited, Transtrend B.V., Revolution Capital Management LLC, or RCM, and Quantitative Investment Management, LLC, or QIM, serve as Grant Park’s commodity trading advisors with respect to the Legacy 1 Class and Legacy 2 Class units.  Effective January 1, 2010, Sunrise Capital Partners, LLC, or Sunrise, will begin trading on behalf of Grant Park and will serve as a commodity trading advisor with respect to the Legacy 1 Class and Legacy 2 Class units.  The trading advisors and their respective asset allocations with respect to the Legacy 1 Class and Legacy 2 Class units are the same as with respect to the fund’s existing Class A and Class B units. As of December 1, 2009, with respect to the Class A and Class B units and the Legacy 1 Class and Legacy 2 Class units of the fund, each of EMC, Winton and Welton managed between 10% to 20% of Grant Park’s net assets, and each of Rabar, ETC, Graham, Global Advisors, Transtrend, RCM and QIM were allocated less than 10% of Grant Park’s net assets to manage.  As of January 1, 2010, Sunrise has been allocated less than 10% of Grant Park’s net assets to manage with respect to the Class A and Class B units and the Legacy 1 Class and Legacy 2 Class units of the fund.

This supplement revises and replaces the fourth paragraph on page 2 of the Prospectus under the heading “Summary – GAM 1 Class, GAM 2 Class and GAM 3 Class units” in its entirety as follows:

Each of EMC, ETC, Graham, Winton, Transtrend, QIM and Revolution Capital Management, or RCM, serve as Grant Park’s commodity trading advisors with respect to the GAM 1 Class, GAM 2 Class and GAM 3 Class units.  Effective January 1, 2010, Sunrise began trading on behalf of Grant Park and will serve as a commodity trading advisor with respect to the GAM 1 Class, GAM 2 Class and GAM 3 Class units.  As of December 1, 2009, with respect to the GAM 1 Class, GAM 2 Class and GAM 3 Class units, each of EMC, ETC, Winton, Transtrend, QIM and RCM managed between 10% and 20% of Grant Park’s net assets, and Graham was allocated less than 10% of Grant Park’s assets to manage. As of January 1, 2010, Sunrise also has been allocated less than 10% of Grant Park’s net assets to manage with respect to the GAM 1 Class, GAM 2 Class and GAM 3 Class units.

This supplement revises and replaces the second paragraph on page 5 of the Prospectus under the heading “Summary – What is the difference between the Legacy 1 Class, the Legacy 2 Class, the GAM 1 Class, the GAM 2 Class and the GAM 3 Class units?” in its entirety as follows:

Trading for the Legacy 1 Class and Legacy 2 Class units, on the one hand, and the GAM 1 Class, GAM 2 Class and GAM 3 Class units, on the other hand, will be directed by different trading advisors, and such trading advisors will pursue different trading strategies. As of December 1, 2009, the trading advisors for the Legacy 1 Class and Legacy 2 Class units are Rabar, EMC, Graham, ETC, Winton, Welton, Global Advisors, Transtrend, QIM and RCM and such advisors will generally pursue a technical trend trading philosophy. The trading advisors, asset allocations and trading philosophy with respect to the Legacy 1 Class and Legacy 2 Class units are the same as those utilized for Grant Park’s existing Class A and Class B units. As of December 1, 2009, the trading advisors for the GAM 1 Class, GAM 2 Class and GAM 3 Class units will be EMC, ETC, Graham, Winton, Transtrend, QIM and RCM and such trading advisors generally pursue technical trend trading philosophies, as well as pattern recognition philosophies focused on relatively shorter timeframes than the Legacy 1 Class and Legacy 2 Class units.  Effective January 1, 2010, Sunrise began trading on behalf of Grant Park and will serve as a commodity trading advisor with respect to all outstanding classes of the fund’s units.

This supplement revises and replaces the paragraphs on page 8 of the Prospectus under the heading “Summary – The Trading Advisors” in their entirety as follows:

Grant Park currently trades through its ten independent professional commodity trading advisors:  Rabar Market Research, Inc., EMC Capital Management, Inc., Graham Capital Management, L.P., Eckhardt Trading Company (or ETC), Winton Capital Management Limited, Welton Investment Corporation, Global Advisors Jersey Limited, Transtrend B.V., Quantitative Investment Management LLC (or QIM), and Revolution Capital Management LLC (RCM).  Effective January 1, 2009, the portion of Grant Park’s net assets allocated to Winton Capital Management was reallocated to GP 1, LLC. Effective January 1, 2010, Sunrise Capital Partners, LLC began trading on behalf of Grant Park. Each of the trading advisors is registered as a commodity trading advisor under the Commodity Exchange Act and is a member of the NFA.  The General Partner may terminate or replace any or all of the trading advisors, or add additional trading advisors, at any time in its sole discretion.

Rabar Market Research, Inc. is located at 10 Bank Street, Suite 830, White Plains, New York 10606, and its telephone number is (914) 682-8363.  EMC Capital Management, Inc. is located at 2201 Waukegan Road, Suite West 240, Bannockburn, Illinois 60015, and its telephone number is (847) 267-8700.  Graham Capital Management, L.P. is located at Rock Ledge Financial Center, 40 Highland Avenue, Rowayton, Connecticut 06853, and its telephone number is (203) 899-3400.  ETC is located at 1314 North Dearborn Parkway, Carriage House, Chicago, Illinois 60610, and its telephone number is (312) 787-1107.  Winton Capital Management is located at 1-5 St. Mary Abbott’s Place, London, W8 6LS, United Kingdom, and its telephone number is +44-20-7610-5350.  Welton Investment Corporation is located at the Eastwood Building, San Carlos between 5th and 6th, Carmel, California 93921, and its telephone number is (831) 626-5190.  Global Advisors Jersey Limited’s offices are located at Spectrum, Gloucester Street, St. Helier, JE2 3DE, Channel Islands, and its telephone number is +44-153-451-3100.  The business office of Transtrend B.V. is located at Weena 723, Unit C5.070, 3013 AM Rotterdam, The Netherlands and its telephone number is +31-10-453-6500.  QIM is located at 401 East Market Street, Suite 104, Charlottesville, Virginia 22902, and its telephone number is (434) 817-4800.  RCM is located at 520 Zang Street, Suite 209, Broomfield, CO 80021, and its telephone number is (720) 496-0940.  Sunrise Capital Partners, LLC is located at 990 Highland Drive, Suite 303, Solana Beach, California 92075, and its telephone number is (858) 259-8911.

This supplement revises and replaces the paragraph on page 10 of the Prospectus under the heading “Fees and Expenses – Incentive Fees” in its entirety as follows:

Incentive Fees—Grant Park currently pays each trading advisor a quarterly incentive fee based on any new trading profits achieved on the trading advisor’s allocated net assets at the end of each calendar quarter.  Generally, new trading profits means the net increase in trading profits, realized and unrealized, experienced by the trading advisor on its allocated net assets from the most recent prior quarter in which an incentive fee was paid to the trading advisor, or if an incentive fee has yet to be paid to that trading advisor, the trading advisor’s initial allocation of net assets.  Currently, the incentive fees payable to each of Grant Park’s trading advisors that are allocated 10% or more of the fund’s assets are as follows: 22.5% to EMC, 20% to Winton and 20% to Welton.  Grant Park pays incentive fees ranging between 20% and 26% to each of Rabar, ETC, Graham, Global Advisors, Transtrend, RCM, and QIM and effective January 1, 2010, Sunrise. The method of calculating new trading profits on the allocated net assets of each trading advisor is described in “Fees and Expenses—Incentive Fees.”

This supplement revises and replaces the chart included on page 18 & 74 of the Prospectus under the heading “Summary – Organizational Chart” in its entirety as follows:

Notes:
#           Classes A and B are closed to new investment.  These classes are no longer offered by the Selling Agents.

*           Grant Park invests through an individual Trading Company for each Trading Advisor.  An Advisory Agreement is entered by the Trading Company, Grant Park and Dearborn Capital Management LLC, as General Partner.

This supplement revises and replaces the text on pages 11-16 and the Breakeven Analysis table on page 10 of the Prospectus under the heading “Summary – Breakeven analysis” in its entirety as follows:

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $1,000 initial investment in offered units to equal the amount invested 12 months after the investment was made. The breakeven analysis for GAM 3 Class units shows the amount required to “break-even” both with and without an early redemption fee which, for purposes of this analysis, has been averaged to approximate the effect that payment of an early redemption fee will have on a redemption of such units during the first year of investment.  The breakeven analysis is an approximation only.

___________
Legacy 1 Class Breakeven Analysis

Legacy 1 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$4.46
Brokerage charge(3) (5.00%)	$50.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (1.00%)	$(10.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$49.96
Percentage of initial selling price per Legacy 1 Class unit	5.00%

___________

(1)
The minimum investment required to invest in the Legacy 1 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 1 Class unit, and, as described below, a Legacy 2 Class unit, a GAM 1 Class unit, a GAM 2 Class unit and a GAM 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Graham, EMC, ETC, Rabar, Winton, Welton, Global Advisors, Transtrend, RCM, QIM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Legacy 1 Class units equals 0.4167% per month, a rate of 5.00% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Legacy 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 1.00% per year.

Legacy 2 Class Breakeven Analysis

Legacy 2 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$4.99
Brokerage charge(3) (5.25%)	$52.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (1.00%)	$(10.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$52.99
Percentage of initial selling price per Legacy 2 Class unit	5.30%
___________

(1)
The minimum investment required to invest in the Legacy 2 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 2 Class unit, and, as described above, a Legacy 1 Class unit, and, as described below, a GAM 1 Class unit, a GAM 2 Class unit and a GAM 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Graham, EMC, ETC, Rabar, Winton, Welton, Global Advisors, Transtrend, RCM, QIM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 2 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Legacy 2 Class units equals 0.4375% per month, a rate of 5.25% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Legacy 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 1.00% per year.

GAM 1 Class Breakeven Analysis
GAM 1 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$3.95
Brokerage charge(3) (4.45%)	$44.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (1.00%)	$(10.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$43.95
Percentage of initial selling price per GAM 1 Class unit	4.39%

___________

(1)
The minimum investment required to invest in the GAM 1 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a GAM 1 Class unit, and, as described above, a Legacy 1 Class unit and a Legacy 2 Class unit, and, as described below, a GAM 2 Class unit and a GAM 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to EMC, ETC, Graham, Winton, Transtrend, QIM, RCM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the GAM 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the GAM 1 Class units equals 0.3708% per month, a rate of 4.45% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, GAM 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 1.00% per year.

GAM 2 Class Breakeven Analysis
GAM 2 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$4.57
Brokerage charge(3) (4.70%)	$47.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (1.00%)	$(10.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$47.07
Percentage of initial selling price per GAM 2 Class unit	4.71%

____________

(1)
The minimum investment required to invest in the GAM 2 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a GAM 2 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a GAM 1 Class unit, and, as described below, a GAM 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to EMC, ETC, Graham, Winton, Transtrend, QIM, RCM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the GAM 2 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the GAM 2 Class units equals 0.3917% per month, a rate of 4.70% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, GAM 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 1.00% per year.

GAM 3 Class Breakeven Analysis

GAM 3 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$8.93
Brokerage charge(3) (6.45%)	$64.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (1.00%)	$(10.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit, without early redemption fee	$68.93
Percentage of initial selling price per unit, without early redemption fee	6.89%
Early redemption fee(7) (1.00%)	$10.00
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price per GAM 3 Class unit, with average early redemption fee	$78.93
Percentage of initial selling price per GAM 3 Class unit, with average early redemption fee	7.89%
___________
(1)
The minimum investment required to invest in the GAM 3 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a GAM 3 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a GAM 1 Class unit, and a GAM 2 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to EMC, ETC, Graham, Winton, Transtrend, QIM, RCM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the GAM 3 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the GAM 3 Class units equals 0.5375% per month, a rate of 6.45% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, GAM 3 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 1.00% per year.

(7)
GAM 3 Class limited partners are prohibited from redeeming such units for three months following the subscription for units. Thereafter, GAM 3 Class limited partners causing redemption of their units on or before the one-year anniversary of their subscription for the redeemed units will pay an early redemption fee of 1.5%, 1.0% or 0.5% of the net asset value of the redeemed units, depending on when the units are redeemed during the first year. For purposes of this breakeven analysis, the early redemption fee has been presented as an average of the three different early redemption fees to approximate the effect a payment of an early redemption fee would have on a redemption of GAM 3 Class units at an undetermined point during the first year of investment. Because the early redemption fee has been averaged and the other fees and expenses shown assume an investment in Grant Park for one year, the breakeven analysis does not reflect the actual amount required to “break-even” for GAM 3 Class units that are redeemed prior to the one-year anniversary of the investment, which will vary depending on the date of redemption.

RISK FACTORS
This supplement revises and replaces the paragraph on page 26 of the Prospectus under the heading “Risk Factors – The General Partner places significant reliance on the trading advisors and their key personnel” in its entirety as follows:

The General Partner relies on the trading advisors to achieve trading gains for Grant Park, entrusting each of them with the responsibility for, and discretion over, the investment of their allocated portions of Grant Park’s assets.  The trading advisors, in turn, are dependent on the services of a limited number of persons to develop and refine their trading approaches and strategies and execute Grant Park’s transactions.  The loss of the services of any trading advisor’s principals or key employees, or the failure of those principals or key employees to function effectively as a team, may have an adverse effect on that trading advisor’s ability to manage its trading activities successfully or may cause the trading advisor to cease operations entirely, either of which, in turn, could negatively impact Grant Park’s performance.  Each of Grant Park’s trading advisors is controlled, directly or indirectly, by single individuals, or, in the case of Transtrend, of which 100% of the voting interest is owned by Robeco Netherlands BV, by its managing directors.  These individuals, Paul Rabar at Rabar, Elizabeth Cheval at EMC, William Eckhardt at ETC, Kenneth Tropin at Graham, David Winton Harding at Winton, Patrick Welton at Welton, Russell Newton at Global Advisors, Johannes P.A. van den Broek and Harold M. De Boer at Transtrend and Jaffrey Woodriff, Michael Geismar, Ryan Vaughn at QIM, and Dr. Gary B. Davis at Sunrise. The death, incapacity or other prolonged unavailability of such individuals likely would greatly hinder these trading advisors’ operations, and could result in their ceasing operations entirely, which could adversely affect the value of your investment in Grant Park.

THE TRADING ADVISORS

This supplement revises and replaces the first five paragraphs and chart on page 35 of the Prospectus under the heading “The Trading Advisors” in its entirety as follows:

The General Partner has retained Rabar Market Research, Inc., EMC Capital Management, Inc., Eckhardt Trading Company, or ETC, Graham Capital Management, L.P., Global Advisors Jersey Limited, Transtrend B.V., Quantitative Investment Management LLC, or QIM, Revolution Capital Management LLC, or RCM, Winton Capital Management Limited and Welton Investment Corporation as Grant Park’s trading advisors. Effective January 1, 2010, the General Partner retained Sunrise Capital Partners, LLC. The table below illustrates the trading advisors for each class of Grant Park’s outstanding limited partnership units:

           The trading advisors and their respective asset allocations with respect to the Legacy 1 Class and the Legacy 2 Class units are the same as with respect to our existing Class A and Class B units. As of December 1, 2009, the General Partner allocated Grant Park’s net assets among the trading advisors with respect to the existing Class A, Class B, Legacy 1 Class and Legacy 2 Class units as follows: EMC, Winton and Welton managed between 10% to 20% of Grant Park’s net assets and Rabar, ETC, Graham, Global Advisors, Transtrend, RCM and QIM were allocated less than 10% of Grant Park’s net assets to manage.  As of January 1, 2010 Sunrise has also been allocated less than 10% of Grant Park’s net assets to manage. The trading advisors for the Legacy 1 Class and Legacy 2 Class units will pursue a technical trend trading philosophy, which is the same trading philosophy the trading advisors have historically used for the existing Class A and Class B units.

For the GAM 1 Class, GAM 2 Class and GAM 3 Class units, between 10% and 20% of Grant Park’s assets are allocated to each of EMC, ETC, Transtrend, QIM, RCM and Winton, while Graham was allocated less than 10% of Grant Park’s net assets. As of January 1, 2010 Sunrise has been allocated less than 10% of Grant Park’s assets. The trading advisors for the GAM 1 Class, GAM 2 Class and GAM 3 Class units will pursue technical trend trading philosophies, as well as pattern recognition philosophies focused on relatively shorter timeframes than the Legacy 1 Class and Legacy 2 Class units.

The General Partner may, in its sole discretion, reallocate assets among the trading advisors upon termination of a trading advisor or retention of any new trading advisors, or at the commencement of any month. Consequently, the current apportionment for all classes of units is subject to change.

Rabar and EMC have been trading on behalf of Grant Park since January 1989 and ETC has been trading on behalf of Grant Park since April 1998.  Graham began trading for Grant Park on September 1, 2003 and Winton began trading for Grant Park on August 1, 2004.  Welton began trading for Grant Park on March 1, 2006.  Transtrend and Global Advisor each began trading on July 1, 2008, QIM began trading for Grant Park on October 1, 2008, and RCM began trading for Grant Park on February 1, 2009.  Effective January 1, 2009, the portion of Grant Park’s net assets allocated to Winton Capital Management was reallocated to GP 1, LLC.  As of December 1, 2009, each of EMC, Winton and Welton managed between 10% to 20% of Grant Park’s net assets, and each of Rabar, ETC, Graham, Global Advisors, Transtrend, QIM and RCM were allocated less than 10% of Grant Park’s net assets to manage. As of January 1, 2010, Sunrise began trading for Grant Park and has also been allocated less than 10% of Grant Park’s net assets to manage. The General Partner may, in its sole discretion, reallocate assets among the trading advisors upon termination of a trading advisor or retention of any new trading advisors, or at the commencement of any month.  Consequently, the current apportionment is subject to change.

This supplement revises and replaces the two paragraphs on page 52 of the Prospectus under the heading “The Trading Advisors- Global Advisors L.P.” in its entirety as follows:

Global Advisors Jersey Limited (Global Advisors)

Global Advisors was formed as a company incorporated in Jersey, Channel Islands as a private company under the Companies (Jersey) Law 1991.

Global Advisors was registered as a commodity trading advisor and has been a member of the NFA since January 2009.  Prior to January 2009, Global Advisors operated under the name Global Advisors, L.P.  Global Advisors L.P. was registered as a Commodity Trading Advisor, and NFA member in June 2001.  All registrations for Global Advisor, L.P. were withdrawn in July 2009.   Global Advisors’ offices are located at Spectrum, Gloucester Street, St. Helier, JE2 3DE, Channel Islands.

This supplement revises and replaces the third and fourth paragraphs on page 53 of the Prospectus under the heading “The Trading Advisors- Global Advisors L.P.-Management” in its entirety as follows:

From 1987 to 1994, Mr. Newton traded North Sea and Middle Eastern crude oil markets for Shell International Trading Company (from September 1986 to November 1992), Phibro (from December 1992 to January 1994) and finally RheinOel Limited (from January 1994 to July 1994), all in London. In the late 1980s, while head of futures and forwards trading at Shell International Trading Company, he was among those responsible for developing pricing models of the Brent CFD market. Mr. Newton received a Bachelor of Arts (Honors) in Natural Sciences (Experimental Psychology) from Cambridge University, UK, in 1986. Mr. Newton became a listed principal of Global Advisors in December 2008 and an associated person of Global Advisors and an NFA Associate member in January 2009.

Daniel Masters is a director and shareholder of Global Advisors.  Mr. Masters is a director and shareholder of Global Advisors Holdings Limited, a principal of Global Advisors.  Mr. Masters is responsible for trade execution for the Global Commodity Systematic Program. Together with Mr. Newton, Mr. Masters co-manages the discretionary client accounts of Global Advisors. Mr. Masters is based in New York.  Mr. Masters became a listed principal in December 2008 and an associated person of and NFA Associate member in January 2009.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors – Global Advisors L.P.- Management” by adding the following paragraph on page 53 immediately following the fifth paragraph:

Dwayne Drexler is a director and shareholder of Global Advisors. Mr. Drexler became an Associated Person of Global Advisors and an NFA Associate Member in January 2009 and a listed principal of Global Advisors in December 2009.  Mr. Drexler was initially employed by Global Advisors’ predecessor Global Advisors L.P. in 1999.  Prior to joining Global Advisors, Mr. Drexler was employed by Morgan Guarantee Trust, a financial services firm, from May 1998 to May 1999. He was a part of the Commodity Operations group and was assigned to the global energy derivatives trading desk. In this capacity he was responsible for position and profit/loss reconciliation and reporting, maintenance of risk management tools, and resolution of operational problems. He was also heavily involved in the successful implementation of a new trading and risk management system for the energy derivative desk. From July 1995 to May 1998, Mr. Drexler worked for JP Morgan & Co., a financial services firm, in the Internal Audit department. His projects focused mainly on the risk management and operational controls in the trading businesses of JP Morgan & Co. He was also trained in technology auditing and used those skills to review several major trading and risk management systems within the firm.  Mr. Drexler graduated with a triple major from Georgetown University in 1995, with a Bachelor of Science/Bachelor of Arts in Accounting, Finance, and International Business.

This supplement revises and replaces the sixth paragraph on page 53 of the Prospectus under the heading “The Trading Advisors- Global Advisors L.P.- Management” in its entirety as follows:

Global Advisors Holdings Limited became a listed principal of Global Advisors in December 2008.

This supplement revises and replaces the first paragraph on page 58 of the Prospectus under the heading “The Trading Advisors – Revolution Capital Management LLC” in its entirety as follows:

RCM is a Colorado limited liability company.  RCM has been registered as a commodity trading advisor and commodity pool operator with the CFTC and has been a member of the NFA since December 27, 2004. Trading systems development decisions will be made jointly by the three principals. RCM’s address is 520 Zang Street, Suite 209, Broomfield, CO 80021, and its telephone number is (720) 496-0940. RCM’s main business is commodity futures technical research and management of commodity futures trading portfolios.

This supplement revises and replaces the first paragraph on page 178 and 179 of the Prospectus under the heading “Professional Trading” as follows:

Grant Park’s trading decisions are made by Rabar Market Research, Inc., EMC Capital Management, Inc., Eckhardt Trading Company, Graham Capital Management, L.P., Winton Capital Management Limited, Welton Investment Corporation, Global Advisors Jersey Limited, Transtrend B.V., Quantitative Investment Management LLC and Revolution Capital Management LLC, each using its own proprietary trading program. With respect to the Legacy 1 Class and Legacy 2 Class, the trading advisors are Rabar, EMC, Graham, ETC, Winton, Welton, Global Advisors, Transtrend, RCM and QIM. With respect to the GAM 1 Class, the GAM 2 Class and the GAM 3 Class, the trading advisors are EMC, ETC, Graham, Winton, Transtrend, QIM and RCM.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by adding the following paragraphs on page 60 immediately following the last paragraph under the heading “RCM’s Trading Program”:

 Sunrise Capital Partners, LLC (Sunrise)

Sunrise is a California limited liability company formed and organized in January 1995. It has been registered as a commodity trading advisor since February 1995 and as a commodity pool operator since February 1995.  Sunrise also is a member of the NFA (effective February 1995). The business address and telephone number of Sunrise are 990 Highland Drive, Suite 303, Solana Beach, California 92075 and (858) 259-8911.

Management

The listed principals for Sunrise are Dr. Gary B. Davis, Dr. John V. Forrest, Richard Slaughter, Dr. Thomas R. Cardello, Martin Klitzner, Martin M. Ehrlich, Marie Laufik, Elissa Davis, The Davis Family Trust,

Commodity Monitors, Inc., TRC Greenwich, Inc. and Sunrise Capital Management, Inc. (Sunrise Capital Management).

Dr. Gary B. Davis became a principal of Sunrise in February of 1995 and was also registered as an associated person in February 1995.  In addition, he is a principal (effective 7/1/83) and registered as an associated person (effective 10/18/85) of Sunrise Capital Management.  Dr. Davis concentrates his efforts in research and trading systems development activities. In 1968 and 1970, Dr. Davis received a B.S. and a Medical Degree, respectively, from the University of Michigan. From April 1980 to October 1990, Dr. Davis served on the faculty of the University of California, San Diego, as an Associate Professor of Radiology.

Dr. John V. Forrest became a principal of Sunrise in February 1995 and was registered as an associated person in March 1996.  Dr. Forrest is also a principal (effective 3/5/96) and associated person (effective 3/13/96) of Sunrise Capital Management.  In addition, Dr. Forrest was a principal of Commodities Monitors, Inc. (CMI), also a trading firm (from 7/21/92 through 6/16/05). Dr. Forrest engages in research and trading systems development on behalf of Sunrise.

Richard C. Slaughter became a principal of Sunrise in February of 1995 and was also registered as an associated person in February of 1995.  In addition, Mr. Slaughter is a principal (effective 3/5/96) and associated person (effective 3/7/96) of Sunrise Capital Management. Currently, Mr. Slaughter is responsible for research and trading systems development. Mr. Slaughter, a co-founder of Commodity Monitors, Inc. in 1977, serves as its President. Mr. Slaughter was a principal (from 11/10/77 through 6/16/05) and an associated person (from 6/29/84 through 6/16/05) of Commodity Monitors, Inc. He was responsible, along with Dr. Forrest, for the development of CMI’s trading systems. Mr. Slaughter began trading commodities on a full-time basis in 1975 for his own account. In 1974, he received a B.S. in finance from San Diego State University and Mr. Slaughter has pursued graduate studies in finance at the State University and in systems management at the University of Southern California.

Thomas R. Cardello became a principal of Sunrise in December of 2004 and was also registered as an associated person  in December of 2004. Dr. Cardello is responsible for new strategy development and is a senior member of the research and management teams. He holds Ph.D. and M.Phil. degrees in physics from Yale University and B.S. degrees in mathematics and physics from The Cooper Union. Before joining Sunrise in November 2004, he served as a Managing Director of Morgan Stanley & Co. Incorporated (from May 1999 to November 2004), a financial services firm.

Martin P. Klitzner became a principal of Sunrise in February of 1995 and was also registered as an associated person in February of 1995.  He is currently the firm’s Managing Director.  Mr. Klitzner joined Sunrise Capital Management on December 1, 1982 and is President, Secretary, Director, principal (effective 10/18/85) and associated person (effective 6/1/83). Mr. Klitzner is responsible for Sunrise’s day-to-day business and administrative operations. In 1967 and 1968, Mr. Klitzner received a B.A. and an M.B.A., respectively, from the University of Michigan. He did post graduate work in economics at the University of California, Los Angeles, from 1968 to 1971.

Martin M. Ehrlich became a principal of Sunrise in February of 1995 and was also registered as an associated person in February of 1995. He currently serves as the Vice President of Marketing.  In addition, Mr. Ehrlich is a Vice President, Director, principal (effective 10/14/91) and associated person (effective 11/4/86) of Sunrise Capital Management. His academic background includes studies at the University of Cincinnati where he majored in business administration. Mr. Ehrlich joined Sunrise Capital Management in November 1986 after having been a long-time investor with the company.

Marie Laufik became a principal of Sunrise in February of 1995 and was also registered as an associated person in February of 1995.  She is currently Vice President – Trading for Sunrise, as well as Vice President, Director, principal (effective 11/7/91) and associated person (effective 1/29/92) of Sunrise Capital Management. Ms. Laufik is the Advisor's head trader.

Elissa Davis became a principal of Sunrise in February of 1995.  She is also a principal of Sunrise Capital Management (effective on 1/31/91) by virtue of her role as a trustee of the Davis Family Trust.

Mrs. Davis is not active in the management of either the Sunrise Capital Partners or of Sunrise Capital Management and has not been involved in any other business activities during the past five years.

The Davis Family Trust, dated October 12, 1989, became a principal of Sunrise in February of 1995.  The Trust is also director, the sole shareholder and principal of Sunrise Capital Management; Dr. Gary B. Davis and his wife, Elissa Davis, are trustees and the sole beneficiaries of this Trust.

Commodity Monitors, Inc. ("CMI") became a principal of Sunrise in February of 1995.  CMI is a California corporation organized in 1977.  CMI was registered in June 1982 as a CTA with the CFTC and withdrew its registration in June 2005. CMI is majority owned by Richard C. Slaughter and John V. Forrest and its only function is to serve as owner of Sunrise Capital Partners, LLC and is not engaged in any other business or venture. CMI’s systems, along with systems developed by Sunrise, are being used exclusively by Sunrise.

TRC Greenwich, Inc. (“TRCG”) became a principal of Sunrise in November of 2007.  TRCG is a Connecticut corporation organized in 1992 and solely owned by Thomas Cardello.

Sunrise Capital Management, Inc. became a principal of Sunrise in February of 1995.  Sunrise Capital Management is a California corporation (formerly named Sunrise Commodities, Inc.) that continues the business of Sunrise Commodities, a California sole proprietorship organized in 1982, and its predecessor firms. Sunrise Capital Management, Inc was registered in February 1983 as a CTA and in April 1990 as a CPO with the CFTC and is a member of the NFA in both such capacities.

Sunrise’s Trading Methods

The trading methodologies employed by Sunrise are based on programs analyzing a large number of interrelated mathematical and statistical formulas and techniques which are quantitative, proprietary in nature and which have been either learned or developed by Dr. Davis, Dr. Forrest and/or Mr. Slaughter. The profitability of programs traded pursuant to technical analysis emphasizing mathematical and charting approaches will depend upon the occurrence in the future, as in the past, of major trends and relationships in some markets. In the absence of these trends and relationships, the trading programs are likely to be unprofitable.

Sunrise's long-term, trend-following program attempts to detect a trend, or lack of a trend, with respect to a particular commodity interest by analyzing price movement and volatility over time. This program consists of multiple, independent and parallel systems, each designed and tested to seek out and extract different market inefficiencies on different time horizons. These systems will generate a signal to sell a "short" contract or purchase a "long'' contract based upon their identification of a price trend in the particular commodity interest. If the systems do not detect a price trend, a "neutral" trading signal will be generated. While this neutral signal is designed to filter out high-risk "whipsaw" markets, it is successful on only a limited basis. Successful speculative commodity trading employing trend-following techniques, such as Sunrise's system, depends to a large degree upon not trading non-directional markets. Accordingly, to the extent that this “neutral” trading signal is not generated during a nontrending market, trading would likely be unprofitable.

With this strategy, Sunrise utilizes technical trend-following systems trading a wide continuum of time windows. Most of these time frames which are decidedly long term by industry standards. Pro-active money management strategies are designed to protect open profits and to minimize exposure to non-directional markets.

Long-term trend-following trading systems, such as those employed by Sunrise, will seldom effect market entry or exit at the most favorable price in the particular market trend. Rather, this type of trading system seeks to close out losing positions quickly and to hold portions of profitable positions for as long as the trading system determines that the particular market trend continues to offer reasonable profit potential. The number of losing transactions may exceed substantially the number of profitable transactions. In using this trading methodology, it is anticipated that Sunrise will commit to margin between 5% and 30% of assets managed. Margin requirements may from time to time exceed this range. While Sunrise relies on mechanical technical trading systems in making investment decisions using the methodology listed above, the overall strategy does include the latitude to depart from this approach if market conditions are such that, in the opinion of Sunrise, execution of trades recommended by the mechanical systems would be difficult or unusually risky to an account.

There may occur the rare instance in which Sunrise will override the system to decrease market exposure. Any modification of trading instructions could adversely affect the profitability of an account. Among the possible consequences of such a modification would be (1) the entrance of a trade at a price significantly worse than a system's signal price, (2) the complete negation of a signal which subsequently would have produced a profitable trade or (3) the premature termination of an existing trade. Sunrise is under no obligation to notify Grant Park of this type of deviation from its mechanical systems, since it is an integral part of its overall trading method.

A technical trading system consists of a series of fixed rules applied systematically; however, the system still requires that Sunrise make certain subjective judgments. For example, Sunrise will select the markets it will follow and commodity interests it will actively trade, along with the contract months in which it will maintain positions. Sunrise will also subjectively determine when to liquidate positions in a contract month which is about to expire and initiate a position in a more distant contract month.

All trades which Sunrise initiates with Grant Park’s Futures Commission Merchants will be done without any prior consultation with Grant Park and the trades will be in such amounts and at such prices as Sunrise, in its sole discretion, may determine.

Sunrise engages in ongoing research which may lead to significant modifications from time to time. Sunrise will notify its Clients if modifications to its trading systems or portfolio structure are material. Changes to commodity markets and/or commodity interests traded are not considered material and Grant Park will not generally receive notice of such changes.

Sunrise’s Trading Program

Sunrise trades the Sunrise Expanded Diversified Program for Grant Park. The Sunrise Expanded Diversified Program may follow approximately fifty-five different markets. These markets may include, but are not limited to, precious and industrial metals, grains, energy products, soft commodities, domestic and foreign interest rate futures, domestic and foreign stock indices, minor currencies, and major currencies and their crossrates.

This supplement revises and replaces the table on page 61 of the Prospectus captioned “Performance of Grant Park – Class A Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - CLASS A UNITS
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Class A units for the last five full calendar years and the first eleven months of 2009 is presented below. While the performance record set forth in the table below has not been independently audited, the General Partner believes that the information presented is accurate.  All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Class A units)
Type	Privately offered (through February 2003); Publicly offered beginning June 30, 2003; Multi-advisor
Inception of Trading	January 1989
Aggregate Gross Subscriptions at 11/30/09	$144,824,709
Net Asset Value at 11/30/09	$76,737,188
Worst Monthly Percentage Draw-Down* (Since 1/03)	(11.66%) 04/04
Worst Peak-to-Valley Draw-Down* (Since 1/03)	(23.65%) 02/04 – 08/04

	Rate of Return

	2009	2008	2007	2006	2005	2004
January	(0.91%)	2.49%	1.25%	3.49%	(5.96%)	0.38%
February	(0.80%)	9.66%	(4.18%)	(3.28%)	3.42%	7.33%
March	(3.26%)	(0.63%)	(4.55%)	4.06%	(0.51%)	(1.40%)
April	(1.73%)	(0.13%)	5.23%	9.46%	(5.05%)	(11.66%)
May	1.64%	2.11%	4.60%	(0.81%)	3.98%	(4.75%)
June	(3.41%)	3.06%	4.16%	(2.85%)	1.89%	(4.47%)
July	(1.26%)	(5.06%)	(3.72%)	(3.66%)	(1.96%)	(3.36%)
August	1.15%	(2.41%)	(3.71%)	2.20%	1.97%	(0.32%)
September	1.17%	1.31%	8.78%	(1.10%)	(0.04%)	1.07%
October	(2.59%)	4.76%	5.23%	(0.64%)	(3.38%)	3.43%
November	4.24%	2.76%	(0.66%)	3.59%	4.16%	8.45%
December		1.08%	1.08%	(0.92%)	(1.36%)	(0.89%)
Year	(5.88%)	19.91%	12.63%	9.11%	(3.44%)	(7.58%)
___________
*	Draw-Down means losses experienced by Grant Park over a specified period.

Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

During the period presented through March 31, 2003, Grant Park’s net profits and losses were allocated on a capital account-by-capital account basis. As of April 1, 2003, net profits and losses are allocated on a per-unit basis within each class of units. Investors should note that these two methods of allocation may result in slight differences in how Grant Park’s performance is calculated.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 62 of the Prospectus captioned “Performance of Grant Park – Class B Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - CLASS B UNITS
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Class B units for the last five full calendar years and the first eleven months of 2009 is presented below. While the performance record set forth in the table below has not been independently audited, the General Partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Class B units)
Type	Public; Multi-advisor
Inception of Trading	August 2003
Aggregate Gross Subscriptions at 11/30/09	$ 870,543,470
Net Asset Value at 11/30/09	$ 727,438,212
Worst Monthly Percentage Draw-Down* (Since 8/03)	(11.72%) 04/04
Worst Peak-to-Valley Draw-Down* (Since 8/03)	(23.99%) 02/04 – 08/04

	Rate of Return

	2009	2008	2007	2006	2005	2004
January	(0.98%)	2.42%	1.18%	3.41%	(6.04%)	0.31%
February	(0.88%)	9.58%	(4.25%)	(3.35%)	3.34%	7.25%
March	(3.33%)	(0.70%)	(4.62%)	3.98%	(0.59%)	(1.47%)
April	(1.78%)	(0.20%)	5.15%	9.38%	(5.12%)	(11.72%)
May	1.58%	2.03%	4.52%	(0.88%)	3.90%	(4.82%)
June	(3.46%)	2.99%	4.09%	(2.92%)	1.81%	(4.55%)
July	(1.32%)	(5.12%)	(3.79%)	(3.73%)	(2.03%)	(3.44%)
August	1.09%	(2.48%)	(3.78%)	2.12%	1.89%	(0.40%)
September	1.12%	1.24%	8.70%	(1.17%)	(0.11%)	0.99%
October	(2.64%)	4.69%	5.16%	(0.71%)	(3.45%)	3.35%
November	4.19%	2.69%	(0.73%)	3.51%	4.08%	8.37%
December		1.01%	0.64%	(0.90%)	(1.35%)	(0.96%)
Year	(6.48%)	18.88%	11.76%	8.28%	(4.25%)	(8.40%)
___________
*	Draw-Down means losses experienced by Grant Park over a specified period.

Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the paragraph on page 63 of the Prospectus captioned “Pro Forma Performance of the Legacy 1 Class and Legacy 2 Class Units” in its entirety as follows:

The past performance record of Grant Park’s Legacy Class 1 units from April 1, 2009 through November 30, 2009, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

PERFORMANCE OF GRANT PARK - Legacy 1
(Unaudited)

Name	Grant Park Futures Fund Limited Partnership (Class Legacy 1)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 11/30/09	$ 4,428,595
Net Asset Value at 11/30/09	$ 4,501,068
Worst Monthly Percentage Draw-Down*	(3.10%) 06/09
Worst Peak-to-Valley Draw-Down*	(4.14%) 05/09 – 07/09

Rate of Return
2009
January
February
March
April	(1.59%)
May	1.66%
June	(3.10%)
July	(1.08%)
August	1.27%
September	1.21%
October	(2.42%)
November	4.04%
December
Year	(0.21%)
___________
*	Draw-Down means losses experienced by Grant Park over a specified period.

Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the paragraph on page 63 of the Prospectus captioned “Pro Forma Performance of the Legacy 1 Class and Legacy 2 Class Units” in its entirety as follows:

The past performance record of Grant Park’s Legacy Class 2 units from April 1, 2009 through November 30, 2009, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

PERFORMANCE OF GRANT PARK - Legacy 2
(Unaudited)

Name	Grant Park Futures Fund Limited Partnership (Class Legacy 2)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 11/30/09	$3,498,772
Net Asset Value at 11/30/09	$3,531,339
Worst Monthly Percentage Draw-Down*	(3.12%) 06/09
Worst Peak-to-Valley Draw-Down*	(4.21%) 04/09 – 10/09

Rate of Return
2009
January
February
March
April	(1.61%)
May	1.62%
June	(3.12%)
July	(1.09%)
August	1.26%
September	1.21%
October	(2.44%)
November	4.04%
December
Year	(0.34%)

___________
*	Draw-Down means losses experienced by Grant Park over a specified period.

Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the paragraph on page 63 of the Prospectus captioned “Performance Information of the GAM 1 Class, GAM 2 Class and GAM 3 Class Trading Advisors” in its entirety as follows:

The past performance record of Grant Park’s GAM Class 1 units from April 1, 2009 through November 30, 2009, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

PERFORMANCE OF GRANT PARK - GAM 1
(Unaudited)

Name	Grant Park Futures Fund Limited Partnership (Class GAM 1)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 11/30/09	$4,191,916
Net Asset Value at 11/30/09	$4,151,823
Worst Monthly Percentage Draw-Down*	(3.22%) 06/09
Worst Peak-to-Valley Draw-Down*	(5.37) 05/09 – 10/09

Rate of Return
2009
January
February
March
April	(0.28%)
May	2.02%
June	(3.21%)
July	(1.26%)
August	1.11%
September	1.18%
October	(3.22%)
November	3.75%
December
Year	(0.11%)

___________
*	Draw-Down means losses experienced by Grant Park over a specified period.

Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

 This supplement revises and replaces the paragraph on page 63 of the Prospectus captioned “Performance Information of the GAM 1 Class, GAM 2 Class and GAM 3 Class Trading Advisors” in its entirety as follows:

The past performance record of Grant Park’s GAM Class 2 units from April 1, 2009 through November 30, 2009, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

PERFORMANCE OF GRANT PARK - GAM 2
(Unaudited)

Name	Grant Park Futures Fund Limited Partnership (Class GAM 2)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 11/30/09	$ 6,519,613
Net Asset Value at 11/30/09	$ 6,614,058
Worst Monthly Percentage Draw-Down*	(3.24%) 06/09
Worst Peak-to-Valley Draw-Down*	(5.53%) 05/09 – 10/09

Rate of Return
2009
January
February
March
April	(0.30%)
May	1.97%
June	(3.24%)
July	(1.28%)
August	1.09%
September	1.10%
October	(3.24%)
November	3.61%
December
Year	(0.50%)

___________
*	Draw-Down means losses experienced by Grant Park over a specified period.

Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the paragraph on page 63 of the Prospectus captioned “Performance Information of the GAM 1 Class, GAM 2 Class and GAM 3 Class Trading Advisors” in its entirety as follows:

The past performance record of Grant Park’s GAM Class 3 units from April 1, 2009 through November 30, 2009, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

PERFORMANCE OF GRANT PARK -  GAM 3
(Unaudited)

Name	Grant Park Futures Fund Limited Partnership (Class GAM 3)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 11/30/09	$ 31,625,378
Net Asset Value at 11/30/09	$ 31,789,900
Worst Monthly Percentage Draw-Down*	(3.49%) 05/09
Worst Peak-to-Valley Draw-Down*	(6.33%) 05/09 – 10/09

Rate of Return
2009
January
February
March
April	(0.44%)
May	1.77%
June	(3.49%)
July	(1.43%)
August	0.94%
September	0.96%
October	(3.38%)
November	3.52%
December
Year	(1.75%)

___________
*	Draw-Down means losses experienced by Grant Park over a specified period.

Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the eight paragraphs on pages 87 & 88 of the Prospectus under the heading “The Clearing Brokers – MF Global Inc. – Legal Proceedings” in its entirety as follows:

Legal Proceeding

At any given time, MF Global is involved in numerous legal actions and administrative proceedings, which MF Global has advised the General Partner are not, in the aggregate, as of the date of this Supplement, expected to have a material effect upon its condition, financial or otherwise, or to the services it will render to Grant Park. MF Global has advised the General Partner, as of the date of this Supplement, there have been no administrative, civil or criminal proceedings pending, on appeal or concluded against MF Global or its principals within the five years preceding the date of this Supplement that MF Global would deem material for purposes of Part 4 of the Regulations of the Commodity Futures Trading Commission (the “CFTC”), except as follows:

In May, 2006, MFI was sued by the Receiver for Philadelphia Alternate Asset Fund (“PAAF”) and associated entities in the United States District Court for the Eastern District of Pennsylvania for common law negligence, common law fraud, violations of the Commodity Exchange Act and RICO violations (the “Litigation”).  In December, 2007, without admitting any liability of any party to the Litigation to any other party to the Litigation, the Litigation was settled with MFI agreeing to pay $69 million, plus $6 million of legal expenses, to the Receiver, in exchange for releases from all applicable parties and the dismissal of the Litigation with prejudice.  In a related action, MFI settled a CFTC administrative proceeding (In the Matter of MF Global, f/k/a Man Financial Inc., and Thomas Gilmartin) brought by the CFTC against MFI and one of its employees for failure to supervise and recordkeeping violations.  Without admitting or denying the allegations, MFI agreed to pay a civil monetary penalty of $2 million and accepted a cease and desist order.

On February 20, 2007, MFI  settled a CFTC administrative proceeding (In the Matter of Steven M. Camp and Man Financial Inc., CFTC Docket No. 07-04) in which MFI was alleged to have failed to supervise one of its former associated persons (“AP”) who was charged with fraudulently soliciting customers to open accounts at MFI.  The CFTC alleged that the former AP misrepresented the profitability of a web-based trading system and of a purported trading system to be traded by a commodity trading advisor.  Without admitting or denying the allegation, MFI agreed to pay restitution to customers amounting to $196,900.44 and a civil monetary penalty of $120,000.  MFI also agreed to a cease and desist order and to strengthen its supervisory system for overseeing sales solicitations by employees in connection with accounts to be traded under letters of direction in favor of third party system providers.

On March 6, 2008, and thereafter, five virtually identical proposed class action securities suits were filed in the United States District Court for the Southern District of New York against MF Global’s parent, MF Global Ltd. certain of its officers and directors, and Man Group plc. These suits have now been consolidated into a single action.  The complaints seek to hold defendants liable under Section 11, 12, and 15 of the Securities Act of 1933 by alleging that the registration statement and prospectus issued in connection with MF Global Ltd.’s initial public offering in July 2007, were materially false and misleading to the extent that representations were made regarding MF Global Ltd.’s risk management policies, procedures and systems. The allegations are based upon MF Global Ltd.’s disclosure of $141.5 million in trading losses incurred in a single day by an AP in his personal trading account (the “Trading Incident”), which losses MF Global Ltd. was responsible to pay as an exchange clearing member.  The consolidated cases have been dismissed on a motion to dismiss by defendants.  Plaintiffs have appealed.

On August 28, 2009, the Bank of Montreal (“BMO”) instituted suit against MF Global  and our former broker, Joseph Saab (as well as a firm named Optionable, Inc. and five of its principals or employees), in the United States District Court for the Southern District of New York.  In its complaint, BMO asserts various claims against all defendants for their alleged misrepresentation of price quotes to BMO’s Market Risk Department (“MRD”) as independent quotes when defendants knew, or should have known, that David Lee, BMO’s trader, created the quotes which, in circular fashion, were passed on to BMO through our broker, thereby enabling Lee substantially to overvalue his book at BMO.  BMO further alleges that MF Global and Saab knew that Lee was fraudulently misrepresenting prices in his options natural gas book and aided and abetted his ability to do so by MF Global’s actions in sending price indications to the BMO MRD, and substantially assisted Lee’s breach of his fiduciary duties to BMO as its employee (the “Natural Gas Price Information Matter”). The Complaint seeks to hold all defendants jointly and severally liable and, although it does not specify an exact damage claim, it claims CAD 680.0 million (approximately $635.9 million) as a pre-tax loss for BMO in its natural gas trading, and claims that it would not have paid brokerage commissions to MF Global (and Optionable), would not have continued Lee and his supervisor as employees at substantial salaries and bonuses, and would not have incurred substantial legal costs and expenses to deal with the Lee mispricing. MF Global has made a motion to dismiss which is pending but this litigation is in its very earliest stages.

In a CFTC Order dated December 17, 2009, MF Global settled a comprehensive CFTC administrative proceeding related to the Trading Incident, the Natural Gas Price Information Matter and separate matters involving accurate preparation of trading cards and appropriate authorization to conduct trades. In the Matter of MF Global Inc., CFTC Docket No. 10-03. Under the order, MF Global , without admitting or denying any allegations by the CFTC, accepted a charge of lack of supervision in each of the matters, agreed to pay an aggregate civil monetary penalty of $10 million (which it had previously accrued) and agreed to a cease and desist order.  In addition, MF Global agreed to specific undertakings related to its supervisory practices and procedures and MF Global agreed that it would engage an independent outside firm to review and assess the implementation of the undertakings and certain recommendations previously made to, and accepted by, MF Global. At the same time, without admitting or denying the allegations made by the CME relating to the Trading Incident, MF Global settled a CME administrative action by paying a fine of $495,000 and agreeing to certain undertakings essentially akin to the undertakings in the CFTC Order referred to above.

MF Global was named as a co-defendant in an action filed in state court in Broward County, Florida by Eagletech Communications Inc. (“Eagletech”) and three of its alleged shareholders against 21 defendants, including banks, broker-dealers and clearing brokers, as well as “100 John Doe defendants or their nominee entities”. The complaint alleges that the defendants engaged in a criminal conspiracy designed to manipulate the publicly traded share price of Eagletech stock. Plaintiffs seek unspecified compensatory and special damages, alleging that “Man Group PLC d/b/a Man Financial Inc” participated in the conspiracy by acting as a clearing broker for a broker-dealer that traded in Eagletech stock. The complaint asserts claims under RICO, the Florida Securities and Investor Protection Act, the Florida Civil Remedies for Criminal Practices Act and a related negligence claim. On May 9, 2007, defendants filed a notice removing the State Court action to the United States District Court for the Southern District of Florida pursuant to 28 U.S.C. Section 1441(a). On October 2, 2007, Plaintiffs filed a first amended complaint in the federal court action asserting additional claims against Man Financial Inc under Florida common law, including civil conspiracy, conversion and trespass to chattels. On February 26, 2008, the financial institution defendants, including MF Global Inc., filed a motion to dismiss seeking dismissal of all claims asserted in the amended complaint on the ground that the claims are barred by the Private Securities Litigation Reform Act (“PSLRA”) and preempted by the federal securities laws. On June 27, 2008, the Court partially granted the motion, holding that the federal RICO claims are barred by the PSLRA and dismissing the RICO claims with prejudice. The Court declined to exercise supplemental jurisdiction over the state law claims and remanded those claims to the state court. On July 25, 2008, plaintiffs filed a notice of appeal of the Court’s June 27, 2008 decision to the United States Court of Appeals for the Eleventh Circuit but subsequently withdrew its appeal. MF Global is unsure of whether plaintiffs will pursue the state action. Since the case is in its earliest stages, it is difficult to determine exposure, if any.

In December 2007, MF Global and four other futures commission merchants (“FCMs”), were named as defendants in an action filed in the United States District Court for the Southern District of Texas by 47 individuals who were investors in a commodity pool (RAM I LLC) operated by Renaissance Asset Management LLC. The complaint alleges that MF Global and the other defendants violated the Commodity Exchange Act and alleges claims of negligence, common law fraud, violation of a Texas statute relating to securities fraud and breach of fiduciary duty for allegedly failing to conduct due diligence on the commodity pool operator and commodity trading advisor, having accepted executed trades directed by the commodity trading advisor, which was engaged in a fraudulent scheme with respect to the commodity pool, and having permitted the improper allocation of trades among accounts. The plaintiffs claim damages of $32.0 million, plus exemplary damages, from all defendants. All of the FCM defendants moved to dismiss the complaint for failure to state a claim upon which relief may be granted. Following an initial pre-trial conference, the court granted plaintiffs leave to file an amended complaint. On May 9, 2008, plaintiffs filed an amended complaint in which plaintiffs abandoned all claims except a claim alleging that the FCM defendants aided and abetted violations of the Commodity Exchange Act. Plaintiffs now seek $17.0 million in claimed damages plus exemplary damages from all defendants. MF Global filed a motion to dismiss the amended complaint which was granted by the court and appealed by the plaintiffs.

In June 2009, the Liquidation Trustee (“Trustee”) for Sentinel Management Group, Inc. (“Sentinel”) sued MF Global in the United States District Court for the Northern District of Illinois on the theory that MF Global's withdrawal of $50.2 million within 90 days of the filing of Sentinel’s bankruptcy petition on August 17, 2007 is a voidable preference under Section 547 of the Bankruptcy Code and, therefore, recoverable by the Trustee, along with interest and costs. MF Global believes there are substantial defenses available to MF Global and MF Global intends to resist the Trustee’s attempt to recover those funds from MF Global. In addition, to the extent the Trustee recovered any funds from MF Global, MF Global would be able to assert an offsetting claim in that amount against the assets available in Sentinel’s bankruptcy case. The matter is in its early stages and litigation has just commenced.

In May 2009, investors in a venture set up by Nicholas Cosmo sued Bank of America and MF Global, among others, in the United States District Court for the Eastern District of New York, alleging that MF Global, among others, aided and abetted Cosmo and related entities in a Ponzi scheme in which investors lost $400 million. MF Global has made a motion to dismiss which is currently pending before the court. The litigation is in its earliest stages.

In the late spring of 2009, the MF Global was sued in Oklahoma State Court by customers who were substantial investors with Mark Trimble and/or Phidippides Capital Management. Trimble and Phidippides may have been engaged in a Ponzi scheme. Plaintiffs allege that MF Global “materially aided and abetted” Trimble’s and Phidippides’ violations of the anti-fraud provisions of the Oklahoma securities laws and they are seeking damages “in excess of” $10,000 each. MF Global made a motion to dismiss which was granted by the court. Plaintiffs have appealed.

MF Global and an affiliate, MF Global Market Services LLC (“Market Services”), are currently involved in litigation with a former customer of Market Services, Morgan Fuel & Heating Co., Inc. (“Morgan Fuel”) and its principals, Anthony Bottini, Jr., Brian Bottini and Mark Bottini (the “Bottinis”). The litigations arise out of trading losses incurred by Morgan Fuel in over-the-counter derivative swap transactions, which were unconditionally guaranteed by the Bottini principals.

On October 6, 2008, Market Services commenced arbitration against the Bottinis before the Financial Industry Regulatory Authority (“FINRA”) to recover $8.3 million, which is the amount of the debt owed to Market Services by Morgan Fuel after the liquidation of the swap transactions. MF Global Market Services LLC v. Anthony Bottini, Jr., Brian Bottini and Mark Bottini, FINRA No. 08-03673. Each of the Bottinis executed a guaranty in favor of Market Services personally and unconditionally guaranteeing payment of the obligations of Morgan Fuel upon written demand by Market Services. Market Services asserted a claim of breach of contract based upon the Bottinis’ failure to honor the guarantees.

 On October 21, 2008, Morgan Fuel commenced a separate arbitration proceeding before FINRA against MF Global and Market Services. Morgan Fuel v. MF Global and Market Services, FINRA No. 08-03879. Morgan Fuel claims that MF Global and Market Services caused Morgan Fuel to incur approximately $14.2 million in trading losses. Morgan Fuel seeks recovery of $5.9 million in margin payments that it allegedly made to Market Services and a declaration that it has no responsibility to pay

Market Services for the remaining $8.3 million in trading losses. Morgan Fuel contends that MF Global and Market Services should not have allowed Morgan Fuel to enter into, or maintain, the swap transactions. The Supreme Court of New York for the County of New York has temporarily stayed the arbitration commenced by Morgan Fuel on the ground that there is no agreement to arbitrate. The motion for a permanent stay was denied and MF Global has appealed that decision.

The Bottinis asserted a third-party claim against Morgan Fuel, which in turn asserted a fourth-party claim against MF Global, Market Services and Steven Bellino (an MF Global employee) in the arbitration proceeding commenced by Market Services. A motion to stay the fourth-party was also denied and MF Global has appealed that decision as well. It is difficult at this stage to determine exposure, if any.

On December 12, 2008, MF Global settled three CME Group disciplinary actions involving allegations that on a number of occasions in 2006 and 2007, MF Global employees engaged in impermissible pre-execution communications in connection with trades executed on the e-cbot electronic trading platform, withheld customer orders that were executable in the market for the purpose of soliciting, and brokering contra-orders and crossed orders on the e-cbot trading platform without allowing for the minimum required exposure period between the entry of the orders. MF Global was also charged with failing to properly supervise its employees in connection with these trades.  Without admitting or denying any wrongdoing, MF Global consented to an order of a CME Business Conduct Committee Panel which found that MF Global violated legacy CBOT Rule 504.00 and Regulations 480.10 and 9B.13 and 9B.13(c) and ordered MF Global to pay a $400,000 fine, cease and desist from similar conduct and, in consultation with CME Market regulation Staff, enhance its training practices and supervisory procedures regarding electronic trading practices.

MF Global acts only as clearing broker for the futures accounts to be traded by Grant Park and as such is paid commissions for executing and clearing trades.  MF Global has not passed upon the adequacy or accuracy of this prospectus and will not act in any supervisory capacity with respect to the General Partner of the commodity pool or to the Commodity Trading Advisor, as the case may be, nor participate in the management of the General Partner or any trading advisor of Grant Park.  Therefore, prospective investors should not rely on MF Global in deciding whether or not to invest in Grant Park.

This supplement revises and replaces the three paragraphs on page 89 of the Prospectus under the heading “The Clearing Brokers – NewEdge USA, LLC – Legal Proceedings” in its entirety as follows:

Legal Proceedings

At any given time, Newedge USA is involved in numerous legal actions and administrative proceedings, which Newedge USA has advised the general partner are not, in the aggregate, as of the date of this Supplement, expected to have a material effect upon its condition, financial or otherwise, or to the services it renders to Grant Park. Newedge USA has also advised the general partner that, as of the date of this Supplement, there have been no material, administrative, civil or criminal proceedings pending, on appeal or concluded against Newedge USA, NAST or its principals within the last five years, except as follows:

In March 2008, NFI settled, without admitting or denying the allegations, a disciplinary action brought by the New York Mercantile Exchange (“NYMEX”) alleging that NFI violated NYMEX rules related to: numbering and time stamping orders by failing properly to record a floor order ticket; wash trading; failure to adequately supervise employees; and violation of a prior NYMEX cease and desist order, effective as of December 5, 2006, related to numbering and time stamping orders and block trades.  NFI paid a $100,000 fine to NYMEX in connection with this settlement.

           Neither Newedge USA, NAST nor any affiliate, officer, director or employee thereof have passed on the merits of this prospectus, or give any guarantee as to the performance or any other aspect of Grant Park.

This supplement revises and replaces the nine paragraphs on page 90 of the Prospectus under the heading “The Clearing Brokers – UBS Securities, LLC – Legal Proceedings” in its entirety as follows:

Legal Proceedings

UBS Securities has advised the general partner that, except as set forth below, neither UBS Securities nor any of its principals have been involved in any administrative, civil or criminal proceeding, whether pending, on appeal or concluded, within the past five years that is in UBS Securities’ determination material to a decision whether to invest in Grant Park in light of all the circumstances. UBS Securities is and has been a defendant in numerous legal actions relating to its securities and commodities business that allege various violations of federal and state securities laws.

UBS Securities is the defendant in two purported securities class actions pending in District Court of the Northern District of Alabama, brought by holders of stocks and bonds of HealthSouth, captioned  In re HealthSouth Corporation Stockholder, No. CV-03-BE-1501-S and In re HealthSouth Corporation Bondholder Litigation, No. CV-03-BE-1502-S. Both complaints assert liability under the Securities Act of 1934.

UBS Securities has been responding to investigations by the SEC and the United States Attorney’s Office for the Eastern District of New York regarding UBS’s valuation of U.S. mortgage-backed securities and derivatives, and compliance with public disclosure rules.  These investigations are ongoing.

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Securities Division”) filed an administrative complaint (the "Complaint") and notice of adjudicatory proceeding against UBS Securities LLC, captioned In The Matter of UBS Securities, LLC, Docket No. E-2007-0049, which alleges, in sum and substance, that UBS Securities has been violating the Massachusetts Uniform Securities Act (the "Act") and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities.  The Complaint seeks a cease and desist order from conduct that violates the Act and regulations, to censure UBS Securities, to require UBS Securities to pay an administrative fine of an unspecified amount, and to find as fact the allegations of the Complaint.

On June 26, 2008, the Massachusetts Securities Division filed an administrative complaint and notice of adjudicatory proceeding against UBS Securities and UBS Financial Services, Inc. (“UBS Financial”), captioned In the Matter of UBS Securities, LLC and UBS Financial Services, Inc., Docket No. 2008-0045, which alleged that UBS Securities and UBS Financial violated the Act in connection with the marketing and sale of auction rate securities.

On July 22, 2008, the Texas State Securities board filed an administrative proceeding against UBS Securities and UBS Financial captioned the Matter of the Dealer Registrations of UBS Financial Services, Inc. and UBS Securities LLC, SOAH Docket No. ###-##-####, SSB Docket No. 08-IC04, alleging violations of the anti-fraud provision of the Texas Securities Act in connection with the marketing and sale of auction rate securities.

On July 24, 2008 the New York Attorney General (“NYAG”) filed a complaint in Supreme Court of the State of New York against UBS Securities and UBS Financial captioned State of New York v. UBS Securities LLC and UBS Financial Services, Inc., No. 650262/2008, in connection with UBS’s marketing and sale of auction rate securities.  The complaint alleges violations of the anti-fraud provisions of New York state statutes and seeks a judgment ordering that the firm buy back auction rate securities from investors at par, disgorgement, restitution and other remedies.

            On August 8, 2008, UBS Securities and UBS Financial reached agreements in principle with the SEC, the NYAG, the Massachusetts Securities Division and other state regulatory agencies represented by the North American Securities Administrators Association (“NASAA”) to restore liquidity to all remaining clients’ holdings of auction rate securities by June 30, 2012.  On August 20, 2008, the Texas proceeding was dismissed and withdrawn.  On October 2, 2008, UBS Securities and UBS Financial entered into a final consent agreement with the Massachusetts Securities Division settling all allegations in the Massachusetts Securities Division’s administrative proceeding against UBS Securities and UBS Financial with regards to the auction rate securities matter.  On December 11, 2008, UBS Securities and UBS Financial executed an Assurance of Discontinuance in the auction rate securities settlement with the NYAG. On the same day, UBS Securities and UBS Financial finalized settlements with the SEC.

On August 14, 2008, the New Hampshire Bureau of Securities Regulation filed an administrative action against UBS Securities relating to a student loan issuer, the New Hampshire Higher Education Loan Corp. (NHHELCO).  The complaint alleges fraudulent and unethical conduct in violation of New Hampshire state statutes.  The complaint seeks an administrative fine, a cease and desist order, and restitution to NHHELCO.  The claim does not impact the global settlement with the SEC, NYAG and NASAA relating to the marketing and sale of ARS to investors.

Further, UBS Securities, like most full service investment banks and broker-dealers, receives inquiries and is sometimes involved in investigations by the SEC, FINRA, NYSE and various other regulatory organizations, exchanges and government agencies. UBS Securities fully cooperates with the authorities in all such requests. UBS Securities regularly discloses to the FINRA arbitration awards, disciplinary action and regulatory events.  These disclosures are publicly available on the FINRA’s website at www.finra.org.  Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/).

UBS Securities will act only as clearing broker for Grant Park and as such will be paid commissions for executing and clearing trades on behalf of Grant Park. UBS Securities has not passed upon the adequacy or accuracy of this Prospectus. UBS Securities neither will act in any supervisory capacity with respect to the General Partner nor participate in the management of the General Partner or Grant Park.

FEES AND EXPENSES

This supplement revises and replaces paragraphs two through six under the heading “Fees and Expenses – Fees and Expenses Paid by Grant Park – Brokerage Charge” on page 93 & 94 in its entirety as follows:

Grant Park pays the General Partner the brokerage charge, which is based on a fixed percentage of net assets, regardless of whether actual transaction costs were less than or exceeded this fixed percentage or whether the number of trades significantly increases. When Grant Park accesses a trading advisor through a fund or sub-fund account, in order for amounts allocated to such funds or sub-funds to have the same expense ratio as our investments in advisors made through trading companies, the General Partner will reimburse Grant Park for certain fees charged by such funds or sub-funds. For the Legacy 1 Class units, assuming Grant Park’s brokerage charge was expressed on a per-transaction basis, the brokerage charge equates to round-turn commissions of approximately $25.20 based on the average trading activity of the Legacy 1 Class units’ trading advisors for the last three calendar years and assuming current allocations to the trading advisors.

For the Legacy 2 Class units, assuming Grant Park’s brokerage charge was expressed on a per-transaction basis, the brokerage charge equates to round-turn commissions of approximately $26.70 based on the average trading activity of the Legacy 2 Class units’ trading advisors for the last three calendar years and assuming current allocations to the trading advisors.

For the GAM 1 Class units, assuming Grant Park’s brokerage charge was expressed on a per-transaction basis, the brokerage charge equates to round-turn commissions of approximately $19.90 based on the average trading activity of the GAM 1 Class units’ trading advisors for the last three calendar years and assuming current allocations.

For the GAM 2 Class units, assuming Grant Park’s brokerage charge was expressed on a per-transaction basis, the brokerage charge equates to round-turn commissions of approximately $21.31 based on the average trading activity of the GAM 2 Class units’ trading advisors for the last three calendar years and assuming current allocations.

For the GAM 3 Class units, assuming Grant Park’s brokerage charge was expressed on a per-transaction basis, the brokerage charge equates to round-turn commissions of approximately $29.18 based on the average trading activity of the GAM 3 Class units’ trading advisors for the last three calendar years and assuming current allocations of net assets to the trading advisors.

This supplement revises and replaces the first paragraph on page 94 of the Prospectus under the heading “Fees and Expenses – Fees and Expenses Paid by Grant Park – Incentive Fees” in its entirety as follows:

Grant Park pays each trading advisor a quarterly incentive fee based on any new trading profits achieved on that trading advisor’s allocated net assets as of the end of each calendar quarter. Generally, new trading profits means the net increase in trading profits, realized and unrealized, experienced by the trading advisor on its allocated net assets from the most recent prior quarter in which an incentive fee was paid to the trading advisor, or if an incentive fee has yet to be paid to that trading advisor, the trading advisor’s initial allocation of net assets. Currently, the incentive fees payable to each of Grant Park’s trading advisors that are allocated 10% or more of the fund’s assets are as follows: 22.5% to EMC, 20% to Winton and 20% to Welton.

Grant Park pays incentive fees ranging between 20% and 26% to each of Rabar, ETC, Graham, Global Advisors, Transtrend, RCM and QIM and effective January 1, 2010, Sunrise.

This supplement revises and replaces the second paragraph beginning on page 94 and ending on page 95 of the Prospectus under the heading “Fees and Expenses – Fees and Expenses Paid by Grant Park – Incentive Fees– Calculation of New Trading Profits” in its entirety as follows:

New trading profits on the allocated net assets of each trading advisor are calculated as the sum of (1) the net of any profits (excluding interest income) and losses realized on all trades closed out during the period of such allocated net assets, plus (2) the net of any unrealized profits and losses on open positions as of the end of such period on such allocated net assets, minus (3)(A) the net of any unrealized profits or losses on open positions as of the end of the preceding period on such allocated net assets, (B) all expenses (except the incentive fee payable to the trading advisor, if any, for the current period and applicable state taxes) attributable to such allocated net assets incurred or accrued during such period, including, without limitation, the brokerage charge and Grant Park’s ongoing expenses, and (C) cumulative net realized or unrealized trading losses on such allocated net assets (reduced by a proportionate share of realized and unrealized trading losses on such allocated net assets attributable to redeemed units or reallocated amounts as of any redemption or reallocation date), if any, carried forward from all preceding periods since the last period for which an incentive fee was payable to the trading advisor. The General Partner may, however, in its sole discretion, adjust the computation of new trading profits on the allocated net assets of any trading advisor to exclude or include all or a portion of particular expenses for purposes of calculating that trading advisor’s incentive fee. In the case of Graham, ETC, Winton, Welton, Global Advisors, Transtrend, RCM, QIM and Sunrise, only certain allocated expenses of Grant Park are included for the purpose of calculating such trading advisor’s incentive fee, while for EMC and Rabar; all allocated expenses of Grant Park are included.

This supplement revises and replaces the paragraph on page 99 of the Prospectus under the heading “Fees and Expenses – Fees and Expenses Paid by the General Partner – Trading Advisor Consulting Fees” in its entirety as follows:

Each trading advisor receives a consulting fee, payable by the General Partner not Grant Park, ranging from 0% to 2% per year, computed and accrued monthly on the basis of the trading advisor’s allocated net assets either at the beginning of the month or at month-end and paid monthly or quarterly. The consulting fees payable to each of Grant Park’s trading advisors that are allocated 10% or more of the fund’s assets are as follows: 1.5% to EMC, 1% to Winton and 1% to Welton. Grant Park pays consulting fees ranging between 0% and 2% to each of Rabar, ETC, Graham, Global Advisors, Transtrend, RCM, and QIM and, effective January 1, 2010, Sunrise. No advisor fees are payable with respect to certain advisors.

This supplement revises and replaces the last paragraph on page 178 of the Prospectus under the heading “Potential Advantages of Investment – Professional Trading” in its entirety as follows:

Grant Park’s trading decisions are currently made by Rabar Market Research, Inc., EMC Capital Management, Inc., Eckhardt Trading Company, Graham Capital Management, L.P., Winton Capital Management Limited, Welton Investment Corporation, Global Advisors Jersey Limited, Transtrend B.V. and Quantitative Investment Management LLC. As of January 1, 2010, Grant Park’s trading decisions are also made by Sunrise Capital Partners, LLC. Each trading advisor uses its own proprietary trading program.  Each of the trading advisors is a full-time commodity trading advisor with an established performance record and a dedicated staff of experienced alternative investment professionals.  The General Partner may terminate or replace the trading advisors or retain additional trading advisors in its sole discretion.

This supplement revises and replaces the top line of the chart on page SAI-E-46 of the Prospectus under the heading “Supplemental Performance Information” as follows:

Rabar Market Research	EMC Capital Management, LLC	Eckhardt Trading Company	Graham Capital Management LP	Welton Investment Corporation	Winton Capital Management Ltd	Global Advisors Jersey Limited	Transtrend, B.V.	Quantitative Investment Management, LLC	Revolution Capital Management LLC